UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Herman Miller, Inc.

(Name of Registrant as Specified In Its Charter)

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August 28, 2012

Dear Fellow Herman Miller Shareholder,

I am pleased to report in Fiscal 2012 we significantly improved our operating results, further strengthened our balance sheet, and put in place significant building blocks toward our long-term strategic vision. The exceptional talent, creativity, and dedication of our employee-owners, channel partners, suppliers, and creative network led to these accomplishments. We are confident that these actions will enable us to create value for you and the other members of our stakeholder community.

We are on the verge of a terrific new era for Herman Miller. Why? Because our customers' worlds are changing. New technologies are resulting in dramatic changes in the ways in which people live, learn, work, and heal. The rapid development of emerging economies around the globe is resulting in more individuals and organizations believing in, and valuing, good design and high-performance products. Technology is making it increasingly easier to target, reach, and serve a broader audience of potential customers. We believe our heritage, people, and core capabilities provide a unique opportunity for Herman Miller to lead in this new era. In many ways, we have been building toward this new reality for several years.

We continue to believe the physical workplace will rise in importance, as the need to capitalize on collective human intelligence becomes more pressing. Therefore, we are confident our core value proposition of designing and delivering products and services that improve the productivity, health, and comfort of knowledge workers will continue to be relevant for the foreseeable future. At the same time, we are uniquely positioned to serve a growing mix of customers, including individuals who use our products in their homes and organizations that use our products in their businesses, hospitals, and universities. We serve both small entrepreneurs and large global corporations, increasingly located in countries beyond North America.

To serve this broader mix of customers, we are developing new channels to market that enable us to serve customers how and where they want. A robust pipeline of new products and services will allow us to grow in importance and relevance to these customers by solving their and their employee's problems. And we are making deliberate investments to broaden the general awareness of Herman Miller and how we create a better world for our customers, employees, channel partners, and neighbors.

Highlights
This year we recorded sales of $1.7 billion, a 4.5% increase over our sales in 2011 and 30% greater than we recorded at the bottom of the “Great Recession.” We also achieved a 50 basis-point improvement in operating margin and 22% increase in earnings per share-diluted. The revenue growth and improved operating margins resulted in cash flow from operations of $90 million. Cash flow from operations included the impact of contributing $65 million to our pension plans. Over the past few years we have reduced our level of long-term debt and unfunded pension obligations to further strengthen our balance sheet.

2

Given our improved operating results and strengthened financial position, the Board of Directors approved an increase in our quarterly cash dividend to $0.09 per share payable in October 2012, the highest quarterly rate in Herman Miller's history as a dividend-paying company. This change represents an increase of over 300% from the current dividend payout of $0.022 per share.

We were able to make meaningful progress on a number of important initiatives in our long-term growth strategy. Despite a difficult economic climate in Europe, the International team exceeded their goal and grew sales 20% last year. Each of the main regions achieved a year-over-year increase in sales. For several years, furniture manufacturer and dealer POSH, headquartered in Hong Kong, has been an ally of ours. This year we completed our acquisition of POSH, and we are now carefully integrating the two companies. POSH has a great design heritage and distribution system throughout China.

Our Specialty and Consumer business opened an experimental Pop Up Shop last May in SoHo in New York City. It was a great success in launching The Herman Miller Collection, a group of products that includes our designs from the 1940s, 1950s, and 1960s, new designs from companies like Magis and Mattiazzi, and new designs under development right now at Herman Miller. We opened a new wood manufacturing facility in Hildebran, North Carolina, where Herman Miller and Geiger can innovate, develop, and manufacture reference points for modern craft furniture. Our Specialty and Consumer business grew its sales 18% last year.

Our North American Segment reported flat year-over-year sales. While demand from commercial customers continued to grow, sales to healthcare and government customers declined year-over-year. The healthcare industry is wrapped in uncertainties, as hospital CEOs try to navigate the new and always changing healthcare realities in the U.S. Our government business slowed significantly, not surprising given a sluggish economy and pressure in Washington to cut expenditures. In addition, we divested of three North American dealers as part of our strategy to build our distribution network with independent owner-operators.

Beyond the numbers, the North American teams made significant progress on a number of fronts. Sales to colleges and universities reached a new milestone of $90 million. This great work results from a multi-year, targeted marketing, knowledge, and selling strategy. Our Thrive Portfolio of ergonomic products recently added 10 new products, and the team's revenue is up 72% from last year. The SAYL chair, designed by Yves Béhar, has become a resounding hit worldwide. This beautiful, comfortable, and surprisingly affordable chair has connected with people around the world. Our Canvas Environments platform continues to evolve. We added group-based products last year, and Canvas is expanding to meet our customers' needs for a simple, flexible, and refined solution to work environments. Our Healthcare team did a great job, despite the tough conditions, of combining the Herman Miller and Nemschoff brands last year, and we believe they are far more experienced and knowledgeable than our competitors. Herman Miller has a strong foundation in a market that will regain its footing, and we have a plan to get us back on track for profitable growth.

3

Change is part of Herman Miller's future
Naturally we cannot predict the future, and we are not perfect. We believe the ideas and values behind Herman Miller serve us in good stead. They give us a strong basis from which to serve our customers and communities, as we work to improve the everyday lives of people around the world. We also believe, as our former Chairman and CEO Max De Pree said, “We cannot become what we need to be by remaining what we are.” The future for Herman Miller is an exciting one.

Thank you for supporting us with your investment and remaining a part of our community.

Sincerely,
Brian C. Walker
President and Chief Executive Officer

4

Notice of Annual Meeting of Shareholders
The Annual Meeting of the Shareholders of Herman Miller, Inc. (the “Company”), will be held on October 8, 2012, by means of remote communication on the Internet at www.virtualshareholdermeeting.com/MLHR12, at 10:30 a.m. (EDT) for the following purposes:

1.	To elect four directors, one for a term of two years and three for a term of three years

2.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm

3.	To vote, on an advisory basis, to approve the annual compensation paid to the Company's named executive officers

4.	To transact such other business as may properly come before the meeting or any adjournment thereof

Shareholders of record at the close of business on August 10, 2012, will be entitled to vote at the meeting.
Please note that this year's Annual Shareholders' Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

By visiting www.proxyvote.com on the Internet

And if you request paper materials
By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
By signing and returning your Proxy card

You may also vote at the meeting via the internet by visiting www.virtualshareholdermeeting.com/MLHR12 and following the instructions. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in one of the ways listed above.

By order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board
August 28, 2012

2012 Proxy Statement 5

Table of Contents

7	Solicitation of Proxies and Voting
8	Election of Directors
8	Ratification of Appointment of Independent Registered Public Accounting Firm
9	Proposal to Approve, on an Advisory Basis, the Annual Compensation Paid to the Company's Named Executive Officers
10	Voting Securities and Principal Shareholders
11	Director and Executive Officer Information
12	Corporate Governance and Board Matters
19	Board Committees
20	Report of the Audit Committee
21	Compensation Discussion and Analysis
31	Executive Compensation Committee Report
32	Summary Compensation Table
33	Grants of Plan-Based Awards
34	Outstanding Equity Awards at Fiscal Year-End
35	Option Exercises and Stock Vested
36	Pension Benefits
36	Nonqualified Deferred Compensation
37	Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
41	Director Compensation
43	Equity Compensation Plan Information
43	Section 16(a) Beneficial Ownership Reporting Compliance
43	Certain Relationships and Related Party Transactions
44	Submission of Shareholder Proposals for the 2013 Annual Meeting
44	Miscellaneous

6 Herman Miller, Inc., and Subsidiaries

Herman Miller, Inc.

855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302

Proxy Statement Dated August 28, 2012

This Proxy Statement and the accompanying Proxy, which are being made available to shareholders on or about August 28, 2012, are furnished to the shareholders of Herman Miller, Inc. (the "Company," "our" or similar pronouns), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 8, 2012, at 10:30 a.m. (EDT). Please note that this year's Annual Meeting will be held via the Internet rather than in person.
How to Participate in the Electronic Meeting

In order to participate in this year's Annual Meeting and submit your questions during the Annual Meeting, please log on to www.virtualshareholdermeeting.com/MLHR12. You will need to enter the 12-digit control number received with your Notice or Proxy to enter the meeting.

Solicitation of Proxies and Voting

Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder to be represented at the Annual Meeting if he or she is unable to attend the meeting via the Internet.

You can vote by any of the following methods

•
Vote by Internet Before the Annual Meeting Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, record your vote. The deadline for Internet voting is 11:59 p.m. (EDT) on October 7, 2012.

•
Vote by Internet During the Annual Meeting Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, follow the instructions to vote during the meeting.

If you request paper materials you may also

•
Vote by Telephone Call the toll free telephone number provided with your Proxy and, with the Proxy in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. (EDT) on October 7, 2012.

•	Vote by Mail Complete, date, and sign your Proxy. Mail it in the prepaid envelope provided so that it reaches us before October 8, 2012.

If your Proxy is properly executed, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all nominees named in the Proxy and for the proposals described in this Proxy Statement.
A Proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary of the Company, (ii) executing and delivering a Proxy at a later date, or (iii) attending the meeting and voting via the Internet. However, attendance at the meeting does not automatically serve to revoke a Proxy.

2012 Proxy Statement 7

Election of Directors
The Board of Directors of the Company has nominated James R. Kackley, David M. Brandon, Douglas D. French and John R. Hoke III for election as directors. Mr. Kackley has been nominated to serve a two-year term until the 2014 annual meeting of shareholders; the other three nominees would serve until the 2015 annual meeting. As stated in our Bylaws, a person may not be elected as a director for a term that expires later than the annual meeting after attaining age 72. As such, Mr. Kackley, who is currently 70, is being nominated for a two year term only. Each of the nominees previously has been elected as a director by our shareholders, except for Mr. Brandon who was appointed to the Board in fiscal 2011, and each of the nominees was approved by the Board following the recommendation of our Nominating and Governance Committee.
The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of people than the number of nominees named.
A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting. In an election where the only nominees are those recommended by the Board, any director who receives a greater number of votes "withheld" than those "for", will be required to tender his or her resignation under the majority voting provisions of our Board Governance Guidelines. Under those Guidelines, the Nominating and Corporate Governance Committee is required to consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board is required to act on the resignation no later than 90 days after certification of the shareholder vote at that meeting. The Company will publicly disclose the Board's decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
The Board of Directors currently consists of eleven directors, of which ten are independent. The maximum number of directors for the Board is thirteen. The Amended and Restated Bylaws of Herman Miller, Inc. require that directors shall be divided into three classes, each class to be as nearly equal in number as possible. Each class shall hold office until the third succeeding Annual Meeting and until their successors shall be duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending June 1, 2013. Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.
Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

8 Herman Miller, Inc., and Subsidiaries

Disclosure of Fees Paid to Independent Auditors

Aggregate fees billed to us for the fiscal years ended May 28, 2011 and June 2, 2012, by our independent registered public accounting firm, Ernst & Young, were as follows:

Fiscal Year Ended	May 28, 2011	June 2, 2012
Audit Fees(1)	1,234,700	1,107,100
Audit Related Fees(2)	3,800	—
Tax Fees(3)	52,385	134,000
Total	$1,290,885	$1,241,100

(1)
Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for audits of employee benefits plans and accounting consultations that are unrelated to the audit or review of financial statements.

(3)	Includes fees billed for tax compliance, tax advice and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by Ernst & Young and other firms. This policy requires the Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers

Consistent with our Board's recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our named executive officers. As a result, you are asked to vote upon the following resolution at this year's annual meeting,

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure, is hereby APPROVED."

The Executive Compensation Committee believes that the total compensation paid to the Chief Executive Officer and the other named executive officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the named executive officers is designed to vary with the results of the business and to reward consistent improvement in the results delivered to shareholders. In fiscal year 2011 the Board and Executive Compensation Committee reinstated the normalized base salary and Long Term Incentive compensation awards which had been temporarily reduced during the ongoing recession. In fiscal year 2012 changes in the base compensation of each executive officer primarily reflects changes in the benchmarking data for the position. The reduction in the variable element of each executive's compensation reflects the fact that the Company did not fully achieve its intended EVA targets for the fiscal year. The Executive Compensation Committee believes that the compensation to each named executive officer as disclosed in the Compensation Discussion and Analysis is appropriate in the light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation at target has been benchmarked against comparable positions.

The Board of Directors recommends a vote FOR this proposal. This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

2012 Proxy Statement 9

Voting Securities and Principal Shareholders
On August 10, 2012, we had 58,415,441 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 10, 2012, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by our transfer agent. As of August 10, 2012, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Fund Advisors	3,694,924(1)	6.33
400 Howard Street
San Francisco, CA 94105
Capital Research Global Investors	3,520,000(2)	6.03
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
The Vanguard Group, Inc.	3,082,688(3)	5.28
PO Box 2600
Vally Forge, PA 19482

(1)
This information is based solely upon information as of June 30, 2012 contained in a filing with the SEC on August 13, 2012 by BlackRock Fund Advisors, including notice that it has sole voting and dispositive power as to 3,694,924 shares.

(2)
This information is based solely upon information as of June 30, 2012 contained in a filing with the SEC on August 14, 2012 by Capital Research Global Investors, including notice that it has sole voting and dispositive power as to 3,520,000 shares.

(3)
This information is based solely upon information as of June 30, 2012 contained in a filing with the SEC on August 13, 2012 by The Vanguard Group Inc., including notice that it has sole voting as to 84,300 shares and sole dispositive power as to 3,000,888 shares.

10 Herman Miller, Inc., and Subsidiaries

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 10, 2012, the number of shares beneficially owned by each of the nominees and directors, except for Brian Walker who is reported in Security Ownership of Management below. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Mary Vermeer Andringa	55,108	0.09
David A. Brandon	5,051	0.01
Douglas D. French	45,391	0.08
J. Barry Griswell	30,009	0.05
John R. Hoke III	18,623	0.03
James R. Kackley	60,407	0.10
Lisa A. Kro	3,263	0.01
Dorothy A. Terrell	34,877	0.06
David O. Ulrich	95,895	0.16
Brian C. Walker	see table below
Michael A. Volkema	114,950	0.20

(1)
Shares shown for each director include the following number of shares that each director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 8,903 shares for Ms. Andringa; 28,519 shares for Mr. French; 50,090 shares for Mr. Kackley; 25,183 shares for Ms. Terrell; and 83,415 shares for Dr. Ulrich.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

Security Ownership of Management
The following table shows, as of August 10, 2012, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Brian C. Walker	676,852	1.16
Gregory J. Bylsma	40,051	0.07
Kenneth L. Goodson	29,443	0.05
Andrew J. Lock	148,926	0.25
Curtis S. Pullen	89,721	0.15
All executive officers and directors as a group (22 persons)(3)	1,717,264	2.94

(1)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 391,182 shares for Mr. Walker; 31,294 shares for Mr. Bylsma; 16,157 shares for Mr. Goodson; 94,820 shares for Mr. Lock; and 66,177 shares for Mr. Pullen.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)	Included in this number are 931,379 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

2012 Proxy Statement 11

Corporate Governance and Board Matters
Board Governance Guidelines
For many years, our Board of Directors has been committed to sound and effective corporate governance practices. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines. These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets requirements. Our Guidelines also require the Board to have, among other committees, an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualify as an independent director under the NASDAQ listing standards. Our Board Governance Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.
The Board Governance Guidelines relating to the offices of Chief Executive Officer (“CEO”) and Chairperson state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director who acts as a liaison between directors and the CEO/Chairman and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate.
The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices that is intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by the Company's Business Risk Group, through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the risk assessment process and results with the Audit Committee, and if applicable recommend what risks are being adequately addressed, directly or indirectly, on a regular basis and of what risks should be further discussed with the full Board or other committees and the appropriate form and timing of such discussions.
Under the Company's governance rules the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed and overseeing the processes for maintaining the integrity of the Company with respect to its financial statements, public disclosures and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to the various board committees as described in the committee charters.
During the past fiscal year the Audit Committee asked the Company's Business Risk Group to review the Company's compensation policies and practices to determine if those policies or practices are likely to have a material adverse impact on the Company. The Business Risk Group conducted its review in late 2011 and provided a report to the Committee in April 2012. In conducting its review of the plans the Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions and “clawbacks.” Based on the evaluation the Committee determined that the Company's compensation policies and practices are not likely to create a material adverse impact on the Company.
Code of Conduct
Our Board has adopted a Code of Conduct that applies to all of our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at http://www.hermanmiller.com/about-us/who-is-herman-miller/policies-and-legal-stuff/corporate-code-of-conduct.html. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed. The Code of Conduct was last updated in December 2009 and there were no modifications or waivers to the code in fiscal 2012. The Code of Conduct meets the requirements of the NASDAQ listing standards.
Determination of Independence of Board Members
As required by our Board Governance Guidelines, our Board has determined that each of our directors, other than Mr. Walker, qualifies as an “Independent Director,” as such term is defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member's relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules. Our Board also determined that each member of the Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing standards, and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

12 Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters (continued)
Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. The Annual Meeting of Shareholders is held via the Internet, and the directors are encouraged to join the webcast. Nine of our directors did so for our 2011 Annual Shareholders' Meeting. During fiscal 2012, the Board held four meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions, without the presence of management, at the conclusion of each regularly scheduled Board meeting.
Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.
Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.
Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Board Governance Guidelines explain that the Company requires a high-performance board of directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Nominating and Governance Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company's history and culture, technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure and philosophy, and experience as a senior executive of a public company. The Nominating and Governance Committee may consider such factors as race and gender as well as various industry experience in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Nominating and Governance Committee is responsible with the Board for assessing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. These factors, and others as considered useful by the Nominating and Governance Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.
Other than the procedural requirements described above, the Board has not adopted a policy with regard to the consideration of director candidates nominated by shareholders. The Board believes that all candidates, by whomever nominated, should be evaluated in the same manner and under the same standards.
Information about the Nominees and Directors
Certain information with respect to the nominees for election at the Meeting, as well as each of the other Directors, is set forth on the following pages, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person held during the last five years, and the year in which each person became a Director of the Company. Additional information about each continuing Director is also included that describes some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors.

2012 Proxy Statement 13

Corporate Governance and Board Matters (continued)

Nominee for Election as Director For Term to Expire in 2014
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

James R. Kackley, 70	2003	President and Chief Operating Officer,	Orion Energy Systems, Inc. -
		Orion Energy Systems, Inc. July 2009 to May 2010	Chairman, Board of Directors
		Director of various companies	Perficient, Inc. -
		since May 2002	Chairman, Board of Directors
PepsiAmericas Inc.
Ryerson, Inc.

Mr. Kackley was elected Chairman of the Board of Perficient, Inc. in 2011. He also serves as Chairman of the Board of Orion Energy Systems, Inc. after having served as President and Chief Operating Officer. Prior to joining the Board of Directors of Herman Miller, Inc., Mr. Kackley served as the Chief Financial Officer for Andersen Worldwide until 1999. He was a Certified Public Accountant and the Managing Partner for Arthur Andersen for a number of its regional office groups including Northern Florida and the Midwest Region. Mr. Kackley is a member of the Board of Directors' Audit Committee and the Audit Committee of Perficient, Inc. He also served on the Audit Committees of PepsiAmericas Inc., Orion Energy Systems, Inc. and Ryerson, Inc.
Mr. Kackley's financial and accounting expertise, his previous experience as a Certified Public Accountant, and service as a director of other leading U.S. companies allows him to provide valuable input to management and the Board of Directors and therefore, the Board recommended him for re-election as a director.

14 Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters (continued)

Nominees for Election as Director For Term to Expire in 2015
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Douglas D. French, 58	2002	Managing Director, Santé Health Ventures	Emageon
		since June 2007

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of midwest Indiana. He has more than three decades of health management experience including serving as a director for numerous public and private companies.
Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and led the Board of Directors to recommend him for re-election as a director.

David A. Brandon, 60	2011	Athletic Director, University of Michigan	Domino's Pizza, Inc.
		since March 2010	DTE Energy Company
		Chairman & CEO, Domino's Pizza, Inc.	Kaydon Corporation
		March 1999 to March 2010	The TJX Companies
			Burger King, Corp.
			Northwest Airlines

Mr. Brandon is the Director of Intercollegiate Athletics at the University of Michigan, where he has served since March 2010. Prior to that he served as Chief Executive Officer of Domino's Pizza, Inc., an international pizza delivery company operating over 9,000 stores in over 60 countries. Mr. Brandon was also President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of its Board of Directors from 1997 to 1998. Mr. Brandon was first appointed to the Board on February 18, 2011.

Mr. Brandon's 22 years of experience as a Chief Executive Officer of two publicly-traded companies, his experience in global brand management and his for-profit and non-profit board service bring a unique perspective to the Board of Directors; accordingly, the Board recommended his nomination for re-election as a director.

John R. Hoke III, 47	2005	Vice President, Nike Global Design,	None
		since January 2010
		Vice President, Footwear Design, Converse, Inc.
		March 2008 to January 2010
		Vice President, Global Footwear Design, Nike, Inc.
		July 2003 to March 2008

Since joining Nike, Inc. in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Vice President of Global Design inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board discussions and decisions. These factors contributed to his recommendation by the Board for continued service as a director.

2012 Proxy Statement 15

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2014
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Mary Vermeer Andringa, 62	1999	President and Chief Executive Officer	None
Vermeer Corporation since February 2003

Since 1989, Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental and industrial equipment located in Pella, Iowa. Ms. Andringa's tenure with Vermeer Corporation has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over 25 years of manufacturing experience, Ms. Andringa is currently the Chair of the National Association of Manufacturers which represents over 10,000 U.S. based manufacturing entities.
Ms. Andringa's experience as a Chief Executive Officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives and her involvement in international product sales and distribution provides an important resource to management and the Board of Directors.

J. Barry Griswell, 63	2004	President, Community Foundation of Greater	Och-Ziff Capital Management
		Des Moines since July 2008	Group LLC
		Chairman of the Board, Principal Financial	National Financial Partners Corp.
		Group, Inc. and Principal Life	Principal Financial Group,
		January 2002 to December 2008	Inc. and Principal Life
Chief Executive Officer, Principal Financial
Group, Inc. and Principal Life
January 2000 to May 2008

Mr. Griswell is the former Chairman and Chief Executive Officer of the Principal Financial Group and Principal Life, a global financial services provider which offers a wide range of insurance and financial products and services. With more than 30 years of financial services experience, Mr. Griswell was the President and CEO of MetLife Marketing Corporation prior to joining the Principal Financial Group. He is a former director of the Principal Financial Group and non-executive chairman of its board of directors. Mr. Griswell is currently a director of National Financial Partners Corp and Och-Ziff Capital Management where he serves as the chair of the Executive Compensation Committees of both companies .
Mr. Griswell's financial expertise, governance experience and service as an executive of a publicly traded corporation make him a key contributor to the Board of Directors.

Brian C. Walker, 50	2003	President and Chief Executive Officer	Briggs & Stratton Corporation
Herman Miller, Inc. since July 2004

Since 2004, Mr. Walker has served as President and Chief Executive Officer of the Company. Previously, he held other executive leadership positions with the Company having served as the Chief Operating Officer of Herman Miller Inc., President of Herman Miller North America and Chief Financial Officer. Mr. Walker is a Certified Public Accountant and serves on the Detroit Board of Directors of the Federal Reserve Bank of Chicago.
Mr. Walker is the only member of Company management on the Board of Directors, which provides an important link to the Company's ongoing business operations and challenges. Moreover, Mr. Walker's knowledge of the Company's history and culture, operational and executive leadership roles with the Company, accounting acumen and governance experience make him an important contributor to Board deliberations.

16 Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2013
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Dorothy A. Terrell, 67	1997	Founder and Managing Partner, FirstCap Advisors	General Mills, Inc.
		since October 2010
		Venture Partner, First Light Capital
		from April 2003 to 2010
		President and CEO, Initiative for a Competitive
		Inner City from April 2005 to June 2007

Ms. Terrell is the Founder and Managing Partner of FirstCap Advisors, a venture capital and advisory firm committed to helping innovative technology companies move successfully through the critical early stages of product and business development. Prior to this she was a Partner at First Light Capital, a venture capital fund investing in early stage products and service companies in enterprise software and integration, communications and business-to-business e-commerce. Concurrent with her service to First Light Capital, she was President and CEO of the Initiative for a Competitive Inner City, a national not-for-profit organization. Ms. Terrell has over twenty years of experience in the technology industry. At NMS Communications she was Senior Vice President of Worldwide Sales and concurrently President of Platforms & Services Group. She was also a Corporate Officer at Sun Microsystems, Inc. and President of its subsidiary, SunExpress.

Ms. Terrell's experience as a senior executive, her knowledge and service in the technology arena and service to other boards makes her an important resource as a member of the Board.

Lisa A. Kro, 47	2012	Co-Founder, Managing Director and CFO	Famous Dave's of America
		Mill City Capital L.P. since April 2010
		Managing Director and CFO, Goldner Hawn Johnson & Morrison
		September 2004 to March 2010

Ms. Kro, a Certified Public Accountant, is a founding partner of Mill City Capital, L.P., where she is Chief Financial Officer and Managing Director. From September 2004 to March 2012, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison. Prior to joining Goldner Hawn she was a partner at KPMG LLP, an international public accounting firm. Ms. Kro was first appointed to the Board on January 18, 2012.

Ms. Kro's service in auditing as well as her experience in the finance and capital environments enables her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards include service as the financial expert of the audit committee of another publicly traded company brings an additional level of oversight to the Company's financial accounting controls and reporting.

David O. Ulrich, 58	2001	Professor, University of Michigan since 1982	None

Dr. Ulrich has served as a professor of Business Administration at the University of Michigan since 1982. He also provides counsel to more than half of the Fortune 200 companies, focusing on strategic management and competitive advantage issues as well as human resource management, leadership culture and talent. He has published 27 books and hundreds of articles on these and related topics.

Dr. Ulrich's academic research and consulting on strategic management and other business issues provide unique and important talents to the Board.

2012 Proxy Statement 17

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2013 (continued)
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Michael A. Volkema, 56	1995	Chairman of the Board, Herman Miller, Inc.	Wolverine Worldwide, Inc.
		since October 2000	Champion Enterprises, Inc.
			Applebee's

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000. He also served as CEO and President of the Company. Mr. Volkema has more than 20 years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies and industry experience.

The Nominating and Governance Committee has not received any recommended nominations from any of our shareholders in connection with our 2012 Annual Meeting. Except for Mr. Brandon, who was appointed to our Board in fiscal 2011, the nominees who are standing for election as directors at the 2012 Annual Meeting are incumbent directors, and each nominee was recommended by the Committee. Mr. Brandon was recommended to serve as a director by the Company's Chief Executive Officer.

18 Herman Miller, Inc., and Subsidiaries

Board Committees
Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters. The committees are as follows:
Nominating and Governance Committee
We have a Nominating and Governance Committee comprised of Dorothy A. Terrell (chair), David A. Brandon and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the Chairman of the Board. In addition, the committee identifies and recommends to the Board candidates for election to the Board. The Committee met four times during the last fiscal year.
Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), J. Barry Griswell, James R. Kackley and Dorothy A. Terrell. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met four times during the last fiscal year.
Audit Committee
We have an Audit Committee comprised of James R. Kackley (chair), Mary V. Andringa and Lisa A. Kro. Mr. Kackley is qualified as and serves as the “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls and risk management on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year. The June 2012 meeting included an annual review of the Committee's written charter.
Executive Compensation Committee
We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), Douglas D. French and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, approves the grants of employee stock options and other equity awards, and acts as the administrative committee for our employee stock option and long-term incentive plans. A description of the Committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement. The Committee met four times during the last fiscal year.
Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

2012 Proxy Statement 19

Report of the Audit Committee
The Audit Committee's purpose is to oversee the accounting and financial reporting processes of the company; the audits of the company's financial statements and management's assessment of the company's internal controls; the qualifications of the public accounting firm engaged as the company's independent registered public accounting firm; and the performance of the company's internal auditors and independent registered public accounting firm. The Committee's function is more fully described in its charter, which the Board has adopted and is available on the Company's web site at http://www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for auditing and providing an opinion on the effectiveness of the Company's internal control over financial reporting.
We have reviewed - and discussed with management and Ernst & Young LLP - the Company's audited financial statements for the year ended June 2, 2012, management's assessment of the effectiveness of the company's internal controls over financial reporting, and Ernst & Young LLP's evaluation of the Company's internal controls over financial reporting.
We have discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor's Communication with Those Charged with Governance (which superseded Auditing Standards No. 61, Communication with Audit Committees Concerning Independence, as amended.)
We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst and Young LLP's communications with the Audit Committee regarding independence and we have discussed with Ernst & Young LLP their independence including a consideration of the compatibility of non-audit services with their independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Form 10-K Report for the year ended June 2, 2012, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2013. The Board is recommending that shareholders ratify that selection at the annual meeting.

James R. Kackley (chair)	Mary Vermeer Andringa	Lisa A. Kro

20 Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis
Executive Summary of Fiscal 2012 Compensation
In fiscal 2012 the Company continued its recovery from the “Great Recession” as it achieved increased sales and improved operating results. Sales in fiscal 2012 totaled $1.7 billion, an increase of 4.5% over fiscal 2011. Operating earnings in fiscal 2012 improved 11.6% from the prior year level. The company's diluted earnings per share in fiscal 2012 of $1.29 was 21.7% above the prior year level of $1.06. The Company also completed its acquisition of the POSH companies in China. At the 2011 annual shareholders' meeting more than 90% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation, as disclosed in our proxy statement. Our Board of Directors and Executive Compensation Committee (Committee) reviewed these voting results and determined, based upon the significant level of support, that no fundamental changes to our executive compensation program are necessary at this time. The Committee believes that the performance of the executive compensation programs during 2012 was consistent with our compensation philosophy and objectives as described below and is appropriate in light of the Company's overall performance.
Overview of Compensation Program
The Committee is responsible for establishing the executive compensation programs at Herman Miller, Inc. The Committee seeks to ensure that the compensation paid to the Company's corporate officers is fair, reasonable, competitive and consistent with our compensation philosophy.
The Company is required to provide information regarding our compensation policies and decisions for our President and Chief Executive Officer (CEO), Chief Financial Officer (CFO), and the three other most highly compensated executive officers. We refer to our CEO, CFO and the other highly compensated executive officers, for whom disclosure is required, collectively as our “Named Executive Officers” or “NEOs.” This Compensation Discussion and Analysis (CD&A) is intended to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.
The Executive Compensation Committee
The Committee is comprised of three directors, each qualifying as an independent director under NASDAQ's listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under Herman Miller's corporate governance guidelines and further each member qualifies as a non−employee director for purposes of Rule 16b−3 under the Securities Exchange Act of 1934.
The Committee's primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of Company officers, including the NEOs, and to act as the Administrative Committee for the Company's key executive compensation plans.
The Committee is responsible for recommendations to the full Board with respect to all aspects of the annual compensation of the Company's President and Chief Executive Officer. The Committee, based upon recommendations from our CEO, approves the annual compensation for all other corporate officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs (Corporate Officers). Our President and Chief Executive Officer establishes the base salary of all other Company executives. The Committee establishes any performance objectives for the Economic Value Added (EVA®) Incentive Cash Bonus Plan and the equity-based compensation plans, which cover the President and Chief Executive Officer, Corporate Officers, and executive employees of the Company.
The Committee does not set or recommend compensation for the Board of Directors. The Nominating and Governance Committee is responsible for reviewing, and recommending to the Board of Directors, the amount and form of payment of director compensation.
Compensation Philosophy and Objectives
Our compensation philosophy, as formulated by management and endorsed by the Committee and by our Board of Directors, is to allow for an appropriate level of compensation risk and a corresponding compensation reward within a range that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and the Company. Consistent with this philosophy, the key objectives of our executive compensation program are to:

•	Link a material portion of executives' total annual compensation directly to the Company's performance

•	Reinforce our values, build corporate community, and focus employees on common goals

•	Align the interests of executives with the long-term interests of shareholders

•	Attract, motivate, and retain executives of outstanding ability.
The compensation program is intended to provide executives, who are judged to perform their duties at a proficient level, with compensation that approximates the market median compensation for their position based upon the data provided by Pay Governance (as described later in the Benchmarking of Compensation section). The compensation program is also intended to have the portion of a Corporate Officer's compensation determined by the Company's performance increase as the responsibility and authority of the Corporate Officer increases. The Committee believes that the compensation program, through the use of base salary, annual incentive cash bonus and long-term incentives,

2012 Proxy Statement 21

Compensation Discussion and Analysis (continued)
operates in a manner consistent with these objectives and rewards performance that generates both consistent and long-term enhancement of shareholder value. The compensation program and its various elements are described in more detail in the section entitled Elements of the Compensation Program.
External Consultants
The Committee has the authority and sole discretion to select independent compensation consultants, legal consultants and other advisors to provide it independent advice. During fiscal 2012, the Committee retained Pearl Meyers and Partners as independent compensation consultants to the Committee. Pearl Meyers was not permitted to provide other consulting services to the Company. The independent services, which Pearl Meyers provided to the Committee, included reviewing the elements of compensation of the President and Chief Executive Officer, as well as the other Corporate Officers and comparing those elements to the Company's compensation philosophy and objectives and to market practices for such compensation. Pearl Meyers concluded that the compensation program established for those officers is consistent with the Company's compensation philosophy and objectives and with market practices.
The Company, in fiscal 2012, with the approval of the Committee, retained Pay Governance to provide marketplace compensation data and compensation consulting services to management and, from time to time, other specialized work as may be required, such as conducting a review of retirement or other benefit programs. For fiscal 2013 the Company, with the approval of the Committee, has retained Meridian Compensation Partners, LLC to provide such consulting services.
Benchmarking of Compensation
To ensure that executive compensation is competitive in the marketplace, the Committee uses marketplace compensation data to compare our compensation programs to general market pay practices. The Committee chose to benchmark fiscal 2012 compensation levels against industrial companies in general because it minimizes the potential volatility of market pay data due to changes in database/survey participation or mergers/acquisitions; lessens the impact that a single entity can have on the overall data; provides a more consistent result; and better reflects the market in which the Company competes for executive talent. The Committee believes the competitive market for executive talent in which the Company operates is the general corporate talent market, not just the office furniture or West Michigan talent markets.
Pay Governance provided the Committee with benchmarking data, market practices and trends to provide appropriate context for the Committee's deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO's recommendations are based on the Pay Governance information, his evaluation of the individual's performance, the Company's performance and other factors. The Committee's approval of the CEO's recommendations as to the compensation of Corporate Officers (other than the CEO) is based upon the Committee's review of the information from Pay Governance relative to market pay, advice from Pearl Meyers and their own judgment, including their judgment on the relative performance of both the Company and its executives. Based upon these same factors relative to the CEO's performance, the Committee makes a recommendation to the full Board for the CEO's compensation. The Board of Directors determines all aspects of the compensation of the CEO.
Pay Governance used the following survey sources when analyzing fiscal 2012 market competitiveness pay levels of Corporate Officers; Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report, and the Mercer Executive Database (collectively these are referred to as “Published Survey Data”). The Published Survey Data is used to determine competitiveness of base pay, cash incentive bonus and long term incentive awards. Pay Governance uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations managed by our individual Corporate Officers. The entities within the comparator groups were not disclosed to the Company.
Pay Governance compares the base salary, target total cash and target total direct compensation of each Corporate Officer to the 25th, 50th (market median) and 75th percentile of the Published Survey Data for a comparable benchmark position. Each of the compensation elements is explained in more detail below. Positions are benchmarked based upon comparability of responsibilities and the annual revenues of the operations managed.
The Committee annually reviews executive information provided by Pay Governance which reflects the components of and total direct compensation to the NEOs and also information relating to the other elements of compensation including payments under severance or change in control obligations. The Committee uses this information to help it determine that the Company's compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.

22 Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)
Elements of the Compensation Program
Our Corporate Officer compensation package includes five distinct elements:

1.	Base Salary

2.	Annual Executive Incentive Cash Bonus

3.	Long-Term Equity Incentives

4.	Retirement and Health Benefits

5.	Perquisites and Other Executive Compensation Plans
The first two elements form an executive's total cash compensation and the first three elements form an executive's total direct compensation package. It is the Company's goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer's total direct compensation.
Each element of total direct compensation is benchmarked to the prevailing market; however, globally, in certain circumstances local practices related to long-term incentives and bonuses may be significantly different than those applicable to the Company as a whole. In those circumstances, the Company emphasizes consistency in the application of its long-term incentive programs and adjusts base and bonus so as to maintain total direct compensation in an amount that is consistent with the Company's compensation philosophy. The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with a total direct compensation package that approximates the market median compensation for such position based upon the data provided by Pay Governance. However, because of the performance based nature of the Annual Executive Incentive Cash Bonus and the Long-Term Equity Incentives, actual compensation of the NEOs may vary from market rates, from year to year.
The Committee determined that the total direct compensation (base salary, target incentive cash bonus and target long-term incentive grant) for each NEO for 2012, and as approved for fiscal 2013, is within the benchmarked range, given the NEO's respective performance, position and the Company's performance.

Base Salary
The CEO evaluates each of the Corporate Officers annually and makes recommendations to the Committee for base salary. The base salary of the CEO is set by the Board of Directors. In general, but subject to individual circumstances, base salaries reflect market rates for comparative positions and the NEO's historical level of proficiency and performance. The base salary of NEOs assessed by the CEO and the Committee to be proficient, is generally targeted at the market median of the Published Survey Data. The base compensation of NEOs with less experience would generally be below the market median and those judged to be performing at a level higher than proficient would generally be above the market median. The Committee in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.
Base Salary in Fiscal 2012
The Board and the Committee granted general merit increases for fiscal 2012 to the Company's employees including most of the NEOs. The Committee and Board of Directors on July 18, 2011, approved the following base salaries of the NEOs for fiscal 2012.

•
The Board of Directors set the base salary of Brian C. Walker, President and Chief Executive Officer at $740,000 (a 2.8% increase) which reflects the Board's determination that Mr. Walker had made a significant contribution in achieving the Company's continued improvement in operations and in the implementation of the Company's long term strategy.

•
The Committee set the base salary of Gregory J. Bylsma, Chief Financial Officer at $350,000 (a 16.7% increase). In fiscal 2012 Mr. Bylsma completed his third full year as CFO. Mr. Bylsma's base salary for fiscal 2012 is below the market median for his position but the increase reflects the Committee's determination that he continues gaining experience and effectiveness in this role.

•
The Committee set the base salary of Kenneth L. Goodson, Executive Vice President-Operations at $285,000 (a 5.6% increase). This base salary approximates the market median and reflects the fact that he is proficient in his role.

•
The Committee set the base salary of Andrew J. Lock, President Herman Miller International at $365,625 (a 2.3% increase - the percentage increase of which is measured in pounds sterling). This base salary is at the market median and reflects Mr. Lock's development in his role as President of Herman Miller International, his continued accelerated implementation of the Company's international strategy and the improvement in the financial and operational metrics of Herman Miller International.

•
The Committee set the base salary of Curtis S. Pullen, President of Herman Miller North America at $365,000 (a 4.3% increase). Mr. Pullen completed his third full year in this role. This increase reflects the fact that his base salary is somewhat below the market median and the Committee's determination that he had continued to grow in his role and that his performance helped drive an increase in the Company's North American market performance.

Each of the base salaries set for the NEOs by the Committee were within the range established for their performance and position.

2012 Proxy Statement 23

Compensation Discussion and Analysis (continued)
Base Salary in Fiscal 2013
The Board and the Committee have decided to grant general merit increases for fiscal 2013 to the Company's employees including most of the NEOs. The Committee and Board of Directors approved the following changes in the base salaries of the NEOs for fiscal 2013.

•
The Board of Directors approved an increase in the base salary of Brian Walker, President and Chief Executive Officer to $800,000 (8.1%). This increase reflects the Board's determination that Mr. Walker made a significant contribution in managing the Company through the recession and continued implementation of the Company's long term strategy while at the same time his compensation is below market median.

•
The Committee approved an increase in the base salary of Greg Bylsma, Chief Financial Officer to $375,000 (7.1%). The increase in Greg Bylsma's base salary for fiscal 2013 reflects his accelerated progress in gaining experience and effectiveness as Chief Financial Officer.

•
The Committee approved an increase in the base salary of Ken Goodson, Executive Vice President-Operations to $295,000 (3.5%). This increase reflects the fact that he is proficient in his role as head of operations.

•
The Committee approved an increase in the base salary of Andy Lock, President Herman Miller International to $380,000 (6.2% - the percentage increase of which is measured in pounds sterling). This increase reflects Mr. Lock's development in his role as President of Herman Miller International, his continued accelerated implementation of the Company's international strategy, the improvement in the financial and operational metrics of Herman Miller International and that his base salary is approaching market median.

•
The Committee approved an increase in the base salary of Curt Pullen, President of Herman Miller North America to $375,000 (2.7%). Mr. Pullen completed his second full year as President of North American Office and Learning Environments. This increase reflects the Committee's determination that he had continued to grow in his role and that his performance helped drive an increase in the Company's North American market share.

Each of the base salaries set for the NEOs by the Committee were within the range established for their performance and position.

Annual Executive Incentive Cash Bonus
The annual executive incentive cash bonus for the Corporate Officers is paid pursuant to the Executive Incentive Cash Bonus Plan. This plan is intended to link annual incentive compensation to the creation of shareholder value. The Executive Incentive Cash Bonus Plan provides for the annual payment of a cash bonus (Incentive Cash Bonus) to selected executives based upon the performance of the Company (and in some cases various business units) during the fiscal year. The annual Incentive Cash Bonus is reported in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Compensation.” Payments are made following the end of the fiscal year.
The measure of performance for the Incentive Cash Bonus is EVA. EVA in general terms is equal to net operating income after subtraction of taxes and a charge for capital. The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the Company's return on capital investments relative to its cost of capital, is an effective means of evaluating and rewarding executive performance.
Under the Executive Incentive Cash Bonus Plan a participant is assigned an Incentive Cash Bonus target expressed as a percentage of his or her base pay, and the actual bonus payment is determined by comparing the actual improvement in EVA achieved by the Company relative to expected improvement. The expected improvement in 2012 was the dollar amount of EVA improvement necessary to earn the targeted EVA bonus. The interval was the dollar amount of EVA change, either above or below the expected improvement, necessary to either double the EVA bonus amount or reduce it to zero.
The actual Incentive Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets described below. The Committee sets the EVA targets annually. The Incentive Cash Bonus earned by participants is expected over time to average 100% of his or her individual target. The target Incentive Cash Bonus percentage for the NEOs generally is set so that the incentive cash bonus at on-target performance will equal 100% of the market median bonus amount for comparable positions as shown in the Published Survey Data, although as explained earlier, base pay and bonus may be adjusted in order to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior corporate officers more variable with the Company's performance.
The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except that those elements of the plan relating to the CEO (including target percentage payment) are approved by the Board. The Committee approves participants in the Plan, the target payment percentage, the EVA improvement goals and the cost of capital. The Audit Committee at the end of each fiscal year approves the calculation of EVA results for the year and the EVA change from the previous year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation.

24 Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)
Incentive Cash Bonus for Fiscal 2012
For fiscal 2012, the corporate EVA targets established by the Committee were an expected improvement of $16.2 million and an interval of $17.4 million. The cost of capital in fiscal 2012 was 10.5%. The Committee also approved basing a portion of certain NEO's incentive cash bonus on business unit operating results. The payment target percentage for our CEO and NEOs are listed below. The incentive cash bonus for Brian Walker and Greg Bylsma remained 100% based upon consolidated EVA for the entire Company. The incentive cash bonus for Andy Lock, Ken Goodson and Curt Pullen were 25% based upon the modified EVA driven metrics of their respective business units and 75% upon the consolidated Company EVA. The business unit EVA bonus for fiscal 2012 was limited such that it could not be paid in full unless the corporate EVA is positive. Business unit EVA and specific functional goals were then limited such that they could not exceed the corporate EVA multiple plus 100 basis points in the case of Andy Lock and Curt Pullen and the corporate EVA multiple plus 50 basis points in the case of Ken Goodson. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Published Survey Data and are within the range for each NEO.
The EVA performance actually achieved by the Company on a consolidated basis was .4943 times the target. The EVA bonus amounts awarded to the NEOs was as follows.

Name	EVA Target Bonus Percent	Bonus Amount Paid	Bonus Amount Deferred(1)
Brian Walker	100%	$347,888	$30,251
Greg Bylsma	65%	$102,598	$11,400
Ken Goodson	65%	$125,039
Andy Lock	65%	$201,760
Curt Pullen	65%	$166,134	$10,604
(1) - This amount represents the portion of their bonus the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.

Incentive Cash Bonus for Fiscal 2013
For fiscal 2013, the corporate EVA targets established by the Committee are an EVA expected improvement of $2.2 million and an interval of $14.5 million. The cost of capital will remain at 10.5%. The Committee has again approved basing a portion of certain NEO's incentive cash bonus on business unit operating results. The payment target percentage for the NEOs remained unchanged from 2012. The incentive cash bonus for Brian Walker and Greg Bylsma is 100% based on consolidated EVA for the entire Company. The incentive cash bonus for Andy Lock and Curt Pullen will be based 25% on the business unit operating metrics of their respective business units and 75% upon the consolidated EVA. The business unit metric component of the cash bonus will be limited such that it cannot exceed 200% and the blended multiple will be limited such that it cannot exceed the corporate EVA multiple by 100 basis points. The incentive cash bonus for Ken Goodson will be based 25% on the functional metrics of his respective business unit and 75% upon the consolidated EVA, whereas the blended multiple will be limited such that it cannot exceed the corporate EVA multiple plus 50 basis points. In all cases the cash bonus cannot be paid unless the corporate EVA is positive and total cash bonus payouts are limited such that they cannot exceed 200%. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Published Survey Data and are within the range for each NEO.

Long-Term Incentives
In fiscal 2012, our shareholders approved our LTI Plan. The plan authorizes the Company to issue stock, restricted stock, options, restricted stock units, and other forms of equity-based compensation (LTI Awards). The key objectives of making LTI Awards under the LTI Plan are:

•	To provide an appropriate level of equity reward to key employees that ties a meaningful part of their compensation to the long-term returns generated for shareholders.

•	To provide an appropriate equity award to the next level of executives where market data would support their inclusion in an annual equity award plan.

•	To assist the achievement of our share ownership requirements.

•	To attract, retain and reward key employees.

2012 Proxy Statement 25

Compensation Discussion and Analysis (continued)
We believe that a significant portion of executive pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executives have a significant stake in the long-term success of Herman Miller. The Committee is responsible for administering all elements of the LTI Plan and for making all LTI Awards under the LTI Plan, except that the Board approves the grants to the CEO.
The LTI Plan does not permit the issuance of options with reload features, however, some options granted under our prior plan before 2005 have this feature.
At their June and July meetings each year, the Committee and the Board normally take three actions in connection with establishing the compensation for each NEO; they (a) set the target value for the LTI Awards for the current fiscal year, (b) determine the types of awards to be used, and (c) establish the performance criteria, if any, for receiving the awards. The Committee also grants the awards for the just completed fiscal year. In granting the awards the Committee determines if any applicable performance measures have been met. The values shown in the Summary Compensation Table and the Grant of Plan-Based Awards reflect the grants awarded in Fiscal 2012.
This CD&A will discuss four separate Committee actions with respect to the LTI Awards described in the following matrix.

Description of Action	Date Action taken	Award relates to
Grants awarded in fiscal 2012	July 2011	Fiscal year ended May 28, 2011
Award targets established for fiscal 2012	July 2011	Fiscal year ended June 2, 2012
Grants awarded in fiscal 2013	July 2012	Fiscal year ended June 2, 2012
Award targets established for fiscal 2013	July 2012	Fiscal year ending June 1, 2013

The actual LTI grants awarded in July 2012 were divided; one-third restricted stock units, one-third market priced stock options, and one-third as selected by the participant. The Committee believes that allowing the NEOs to have some flexibility in modifying the mix between options and RSUs gives the NEOs a greater sense of deriving value from the awards.

The Committee annually creates a pool of shares from which certain forms of equity-based awards to selected participants may be made provided that certain operating results are achieved. The Committee retains the authority to award less than the full value of the pool even if the performance targets are met. The provisions of this arrangement are intended to meet the requirements of Internal Revenue Code section 162(m) for the deductibility of certain compensation. In 2012 the value of restricted stock unit awards which could be made from the pool was limited to a maximum $2,500,000, with the requirement that the Company needed to achieve $3,000,000 of operating income after taking the charge for those awards. The participants in the pool for 2012 were the NEOs. The results achieved by the Company in 2012 permitted granting of awards having the $2,500,000 maximum value. The Committee awarded approximately 47% of the maximum value from the pool.

The key features of the restricted stock units and options awarded in fiscal 2012 are as follows:

Restricted Stock Units: The restricted stock units (RSU) consist of units representing the right to receive shares of Herman Miller, Inc. common stock. These units reflect the fair market value of the common stock as of the date of grant and cliff vest after three years. If the employee leaves the Company for any reason other than death, disability, retirement or termination without cause, during the three year vesting period any unvested units are forfeited. If an employee dies or becomes disabled the units vest immediately and if an employee retires during the first 12 months after grant, one-twelfth of the grant will be eligible for vesting for each month that the employee was employed after the grant date and after the initial 12 months, the units will vest in full. If an employee is terminated for reasons other than cause during the three year period then a prorated portion of the units will vest. RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units.
Stock Options: The options vest equally over three years, have a ten year life and are priced at fair market value on the date of grant.

LTI Grants Awarded in Fiscal 2012
At the July 2011 meeting, the Committee and Board awarded LTI grants for the just completed fiscal 2011 year. The value of the LTI grants awarded (including options and restricted stock units) in July 2011 as a percent of base salary was 281.25% for Brian Walker, 125% for Greg Bylsma and Curt Pullen, 93.75% for Andy Lock and 90% for Ken Goodson. The increased levels of awards reflected a return to the normalized rates as a result of the improved performance of the Company and the economy during fiscal 2011 and the granting of the balance of the awards which had been withheld in July 2010 in response to the “Great Recession.” The changes did not reflect a change in the performance of any individual NEO.

26 Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)
LTI Award Targets Established for Fiscal 2012
The Committee at its June 2011 meeting and Board at their July 2011 meeting also established LTI award targets for fiscal 2012. The Committee-approved LTI awards again consisted of options and restricted stock units with the features described above. The value of the LTI award targets established for fiscal 2012 were 100% of the normalized target value. The value of these award targets (including options and restricted stock units) as a percent of base salary was 250% for Brian Walker, 100% for Greg Bylsma, Curt Pullen and Ken Goodson and 75% for Andy Lock.

The following table discloses the actual elections made by the NEOs with respect to the awards received in fiscal 2012.

Name	Number of Options	Option Exercise Price	Restricted Stock Units
Brian Walker	184,711	$25.75	5,825
Greg Bylsma	12,930	$25.75	8,981
Ken Goodson			11,796
Andy Lock	12,598	$25.75	8,331
Curt Pullen	15,803	$25.75	10,760

LTI Grants Awarded in Fiscal 2013 (July 2012)
The Committee and Board in July 2012 awarded the LTI grants for the just completed 2012 fiscal year. The actual grants awarded were at the target amount established by the Committee and Board the previous July. LTI grants awarded as a percent of base salary was 250% for Brian Walker, 100% for Greg Bylsma, Curt Pullen and Ken Goodson and 75% for Andy Lock. These award values reflect the normal grant award values established by the Committee and Board.

The following table discloses the actual elections made by the NEOs with respect to the awards received in July 2012 (fiscal 2013).

Name	Number of Options	Option Exercise Price	Restricted Stock Units
Brian Walker	189,307	$18.17	33,939
Greg Bylsma	17,907	$18.17	12,842
Ken Goodson	14,582	$18.17	10,457
Andy Lock	27,438	$18.17	4,919
Curt Pullen	18,675	$18.17	13,392

The Committee and Board in July 2012 also approved a special grant of value added Performance Share Unit (PSU) awards, to the CEO and other members of the Executive Leadership Team. Brian Walker received 20,000 PSUs, Greg Bylsma, Andy Lock and Curt Pullen each received 7,500 PSUs and Ken Goodson received 5,000 PSUs. The value of the PSU awards for each NEO was established by the Committee and Board at an on-target grant value and this on target grant value is shown below. The Committee and Board approved the awards as a one-time grant in connection with the Company's adoption of its new 3 year strategic plan, in order to better align the total LTI grants to the objectives of the strategic plan.

Performance Share Unit Awards: The value added PSUs are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. These units reflect the fair market value of the common stock as of the date of grant and represent shares of common stock that may be issued if certain EBITDA (earnings before interest, taxes, depreciation and amortization) targets are achieved at the end of the three year performance period. The PSU provides that the total number of shares which may be issued vary between 0 and 200% of the target amount depending upon over or under performance of the established EBITDA goal. The EBITDA goal for on target performance is a three year average EBITDA of $209 million. No shares are issued if the three year EBITDA average is below $190 million and 200% of the target shares are issuable if the three year EBITDA average is more than $238 million. The PSU also grants the Committee the option to extend the performance period to a total of five years, but if the extension is granted, no more than 34% of the target grant may be issued. If the employee leaves the Company for any reason other than death, disability, retirement or termination without cause, during the three year vesting period all units are forfeited. If an employee dies or becomes disabled the units vest immediately. If an employee retires during the first twelve months after grant, one-twelfth of the grant will be eligible for vesting for each month that the employee was employed after the grant date. If the employee retires after the initial twelve months, the units will vest in full. If an employee is terminated for reasons other than cause during the three year period then a prorated portion of the units will vest. PSUs convert into shares at the end of the performance period. Dividends will not accrue on the PSUs.

2012 Proxy Statement 27

Compensation Discussion and Analysis (continued)
LTI Award Targets Established for Fiscal 2013
The Committee and Board at their July 2012 meeting also established LTI award targets for fiscal 2013. The Committee-approved LTI award targets again consist of options and restricted stock units with the features described above. The value of these award targets (including options and restricted stock units) as a percent of base salary are 250% for Brian Walker, 100% for Greg Bylsma, Curt Pullen and Ken Goodson and 75% for Andy Lock.

Practices Concerning Grant Dates
Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year. The number of restricted stock units is determined using the closing price for the Company's common stock on the date of grant and the number of options is based on the Black-Scholes valuation as of the date of grant. The Company does not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The Company's year-end financial information is normally disclosed through a press release in the fourth week of June. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.
Retirement and Health Plans
Health Plans
The Company maintains a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region.
Retirement Plans
The Company maintains broad based retirement plans available for all non-union employees in the United States. Our employees in England (until March 1, 2012) and union members are covered by separate defined benefit retirement plans. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The NEOs participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all non-union U.S. employees.
The retirement plans include:

•	The Herman Miller, Inc. Retirement Income Plan

•	The Herman Miller, Inc. Profit Sharing and 401(k) Plan

•	The Herman Miller Limited Retirement Benefits Plan

Retirement Income Plan: The Herman Miller, Inc. Retirement Income Plan (Cash Balance Plan) is known as a hybrid plan. Under the Plan the Company accrues a benefit for the participant which is expressed as a fixed dollar amount (cash balance). The Company credits each employee's account with an amount equal to 4% of his or her salary, up to the maximum salary level permitted by the Internal Revenue Service (currently $245,000). Each account is also credited with hypothetical interest earning pegged to a predetermined benchmark (for fiscal 2012 interest was credited at 4.50%). The Company closed the Cash Balance Plan to new hires beginning January 1, 2012. In March 2012, the Company announced its intention to eliminate future benefit accruals in the cash balance plan in September 2012, to subsequently terminate the plan and to transition plan participants to a new defined contribution plan.
Profit Sharing Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. The Company annually makes a contribution to the profit sharing portion based upon the Company's EVA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary. Based upon our EVA results, the actual percentage contributed for fiscal 2012 was 1.48%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted. The Company normally matches up to half of the amount deferred by the employee up to the first 6% of the employee's compensation contributed. The Company suspended matching payments to the plan from March 9, 2009 until January 19, 2011 when it resumed matching contributions. In connection with the plan to terminate the Cash Balance Plan, the Company began making a 4% core contribution to the 401(k) plan for all new employees hired after January 1, 2012 .

28 Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)
Herman Miller Limited Retirement Plan: Herman Miller Limited, the Company's wholly owned UK subsidiary maintained an average final pay pension plan for all of its retirees through February 29, 2012. Beginning March 1, 2012, Herman Miller Limited froze the plan and in its place introduced a defined contribution plan which provides for an age related fixed company contribution and a company matching contribution. The fixed company contribution for employees who were covered by the frozen plan varies between 2.8% and 6.4% of the employee's eligible compensation depending upon age. The fixed company contribution for employees who were hired after March 1, 2012 is 2.4% of the employee's eligible compensation. In addition, the Company will match an employee's contribution up to an additional 2.8% of eligible compensation. Under the now frozen plan each employee is entitled to a normal basic pension equal to an equivalent of 1/70th of final pensionable salary for each complete year of service. The pension is subject to a maximum of 40/70ths of final pensionable salary.

Perquisites and Other Executive Compensation Plans
Perquisites
The Company is conservative in its approach to executive perquisite benefits. Company compensation practices in general do not provide for personal perquisites and the Committee has adopted a policy which specifically restricts the use of corporate aircraft for non-business purposes. We provide a limited number of perquisites to Corporate Officers. The Company normally provides each NEO with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. In fiscal 2012 the dollar amount of the benefits used was approximately $15,000 for the CEO and between $12,000 and $33,000 for each of the other NEOs.
The Company does not normally provide non-business-related use of chartered aircraft for Corporate Officers and none was provided in 2012.
The Company in 2012 did provide the NEOs and all other Corporate Officers with the opportunity to purchase certain additional disability insurance and to obtain comprehensive physicals paid for by the Company.
Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2008. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All of the NEOs are currently able to participate, except Andy Lock due to his employment outside the United States. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts the Company would have contributed to the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(k) Plan had the employee's compensation not been above the statutory ceiling (currently $245,000). Investment options under this plan are the same as those available under the 401(k) Plan except for Company stock which is not an investment option under this plan. For the part of fiscal 2009 before March 9, 2009, the Company's contribution was equal to 50% of the participant's retirement savings contributions until the matching contribution for the NEO brought the Company's contribution credited to the Executive Equalization Retirement Plan, the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(k) Plan up to the amount necessary to accomplish the “mirroring.” Company contributions for amounts deferred in fiscal 2012 appear in the 2012 Summary Compensation Table under All Other Compensation.

Executive Long-Term Disability Plan
The plan covers 60% of the rolling two year average of executive incentive compensation. Executives are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive is disabled until age 65. The monthly benefit is capped at $10,000. The executive can maintain the plan by paying Unum, the provider, directly when they leave the Company.
Deductibility of Compensation
The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the Company's CEO, CFO and the other three most highly-paid executives. Under IRS guidelines compensation that qualifies as “performance based” is not subject to this limit. It is the policy of the Committee that compensation should meet the IRS tests for deductibility under Revenue Code section 162(m). All of the compensation paid during fiscal 2012 was deductible under this section.

2012 Proxy Statement 29

Compensation Discussion and Analysis (continued)
Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to the ongoing success of the Company, as it helps link the interests of senior management and Company shareholders. Stock ownership requirements apply to the ten members of the Executive Leadership Team for the Company. Under these requirements, the President and Chief Executive Officer must own shares of Company stock with an aggregate market value of at least six (6) times base salary, Corporate Officers having a Long-Term Incentive Plan target equal to 100% of base salary must own shares of Company stock with an aggregate market value of four (4) times their respective base salaries and all other direct reports to the CEO must own shares with an aggregate market value of three (3) times their respective base salaries.
All participants must achieve their ownership requirement over a five-year period from the date of their appointment to the position. The Committee reviews the NEO's progress toward these goals annually during the Company's fourth quarter. Ownership for the purpose of the guidelines is defined to include shares owned by the executives, his or her spouse, immediate family members residing in the same household, or a trust for any of the foregoing, as well as shares held in the Company's profit sharing and 401(k) plan, restricted stock and restricted stock units (both vested and unvested), and deferred accounts for his or her benefit. Stock options and unissued performance shares are not included in the calculation of an executive's total ownership. If a participant fails to meet the ownership guidelines within the specified period, 40% of the pretax spread value of vested restricted stock, performance shares, restricted stock units, deferred stock and 40% of the pretax spread value of exercised stock options must be retained in Company stock.
An executive who has met the minimum expectation of ownership of the Company's stock as approved by the Board or the Board Executive Compensation Committee within five years of assuming his or her key leadership position shall be certified as compliant with the Executive Stock Ownership Guidelines.
Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO's current total level of compensation. As described earlier, the Committee uses tally sheets to track all of the elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI plan.
Impact of Restatements Retroactively Impacting Financial Goals
The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI Plan and the Executive Incentive Bonus Plan give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.
Post−Employment Compensation
Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Equity Incentives continue if the NEO leaves employment as the result of death, disability or retirement.
Termination and Retention Payments
All of the NEOs are “at will” employees. This means that they can be discharged at any time and for no reason. The Company has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than malfeasance or voluntary separation. For 2012 the severance payments for each NEO would have been equal to 18 months of base salary subject to the employee not competing with the Company during that period. The Committee's determination as to the amount of severance payments is the result of benchmarking our practices to the Published Survey Data. In addition, the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit the Company's employees during the salary continuation period.
Andy Lock received a special retention grant of 10,000 shares of Company stock in July 2010. The grant cliff vests after 5 years provided that he is still employed by the Company unless special rules related to death, disability or retirement apply. In July 2012 Andy Lock received an additional retention grant of 2,000 restricted stock units and Greg Bylsma received a retention grant of 3,000 restricted stock units. Both grants cliff vest after 5 years provided that the recipient is still employed by the Company unless special rules related to death, disability or retirement apply.

30 Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)
Change in Control Agreements
Each NEO is party to a change in control agreement with the Company. In 2006 the Committee retained Frederic W. Cook to review the existing change in control agreements and to advise the Committee on whether the continued use of such agreements was appropriate and if so whether the agreements were consistent with competitive practices. Frederic W. Cook advised the Committee that the continued use of change in control agreements is appropriate and that the amounts payable under the agreements were consistent with market practice. In 2006 the Company entered into new change in control agreements with the NEOs and certain other Corporate Officers and executives. Effective July 18, 2011 the Company and the Corporate Officers who were parties to the change in control agreements amended the agreements to eliminate the provision providing for the gross up of change in control agreement payments in the event the payments became subject to the excise tax related to “golden parachute payments.” This change was effective immediately.
The Committee believes that the use of change in control agreements is appropriate as they help ensure a continuity of management during a threatened take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets provided annually to the Committee.
The narrative and footnotes to the tables entitled Potential Payments upon Termination in Connection with a Change in Control describe the change in control payments in greater detail.

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair)	Douglas D. French	John R. Hoke III

2012 Proxy Statement 31

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended June 2, 2012 (2012), May 28, 2011 (2011) and May 29, 2010 (2010). The details of the Company's executive compensation programs are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian C. Walker	2012	737,308		149,994	1,875,001	378,140	14,967	140,525	3,295,935
President and Chief Executive Officer	2011	693,969			1,214,999	748,074	15,332	42,292	2,714,666
	2010	583,200			756,028		12,300	100,835	1,452,363
Gregory J. Bylsma	2012	343,269		231,261	131,252	113,998	10,166	45,458	875,404
EVP and Chief Financial Officer	2011	288,173		93,749	93,748	185,928	10,014	16,450	688,062
	2010	225,000		49,786	49,788		8,122	8,971	341,667
Kenneth L. Goodson	2012	282,981		303,747		125,039	25,551	31,709	769,027
EVP Operations	2011	263,172	15,000	182,256		170,533	26,399	16,464	673,824
	2010	230,850	15,000	153,253			20,308	26,446	445,857
Andrew J. Lock	2012	356,470		214,523	127,882	201,761	259,688	50,200	1,210,524
EVP and President, Herman Miller	2011	337,069		296,747	123,748	232,690	149,135	52,188	1,191,577
International	2010	282,150		52,540	105,070		113,241	24,497	577,498
Curtis S. Pullen	2012	362,981		277,070	160,416	176,738	14,428	51,408	1,043,041
EVP and President, North American	2011	341,149		131,255	131,248	267,555	14,588	16,978	902,773
Office and Learning Environments	2010	299,250		81,030	81,024		11,915	25,957	499,176

(1)
Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9 of the Company's consolidated financial statements for the fiscal year ended June 2, 2012 included in our Annual Report on Form 10-K.

(2)
Includes the amounts earned in fiscal 2012 and paid in fiscal 2013 under the Executive Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis. Certain executives have elected to defer a part of the bonus under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding Company contributions will be shown in next year's Nonqualified Deferred Compensation Table.

(3)	Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company's Retirement Plans.

(4)
The amounts for fiscal 2012 for all other compensation are described in the table below. The amounts for 2011 reflect a reduction in the Company's Nonqualified Deferred Compensation Contribution in conjunction with the temporary compensation reductions for that year.

	Bundled Benefits(a)	Car allowance (UK only)	Dividends on restricted stock	Long-term Disability Insurance	Vesting of Registrants contributions to Deferred Compensation Plan	Nonqualified Deferred Compensation Contribution(b)	Total Other Compensation
Brian C. Walker	14,898			2,809		122,818	140,525
Gregory J. Bylsma	18,333			1,162		25,963	45,458
Kenneth L. Goodson	12,000		264	3,899		15,546	31,709
Andrew J. Lock(c)	33,025	17,175					50,200
Curtis S. Pullen	12,000			2,444		36,964	51,408

(a)
Bundled Benefits include accounting fees, cell phone fees, club dues, family travel, education and training, home office expenses, vehicle expenses, and life insurance. Benefits for Mr. Bylsma include the approved amount for calendar 2012 plus carryover for calendar 2011.

(b)	Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

(c)
Mr. Lock serves the company through its United Kingdom subsidiary. As such, his benefits are paid according to the benefits paid in the United Kingdom, which are different from the benefits in the United States. His benefits include medical insurance, car allowance, spouse travel, and contributions to a pension plan. All amounts are converted from GBP to USD.

32 Herman Miller, Inc., and Subsidiaries

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2012 under the Long Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2012. The CD&A provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan. (The LTI grants are discussed in the CD&A under the heading LTI Grants Awarded in Fiscal 2012).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock of Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian C. Walker	07/18/11							5,825			149,994
	07/18/11								184,711	25.75	1,875,001
		0	765,000	1,530,000
Gregory J. Bylsma	07/18/11							8,981			231,261
	07/18/11								12,930	25.75	131,252
		0	230,625	461,250
Kenneth L. Goodson	07/18/11							11,796			303,747
		0	190,688	381,376
Andrew J. Lock	07/18/11							8,331			214,523
	07/18/11								12,598	25.75	127,882
		0	231,705	463,410
Curtis S. Pullen	07/18/11							10,760			277,070
	07/18/11								15,803	25.75	160,416
		0	244,687	489,374

(1)
Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets.

(2)
The awards represent restricted stock units consisting of units representing the right to receive shares of Herman Miller, Inc. common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years.

(3)	Each option has a term of ten years and vests pro rata over three years.

(4)	Stock options are awarded at an option price not less than the market value of the Company's common stock at the grant date in accordance with the LTI Plan.

(5)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718.

2012 Proxy Statement 33

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of June 2, 2012. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian C. Walker	06/27/05	18,709		33.517	06/27/15
	07/24/06	20,066		30.536	07/24/16
	07/24/07	67,750		31.840	07/24/17
	07/21/08	123,008		25.520	07/21/18
	07/20/09		40,420	15.740	07/20/19
	07/19/10		119,344	17.300	07/19/20
	07/18/11		184,711	25.750	07/18/21	5,844	104,432
Gregory J. Bylsma	05/19/04	1,400		23.870	05/19/14
	06/27/05	2,495		33.517	06/27/15
	07/24/06	2,676		30.536	07/24/16
	07/24/07	2,724		31.840	07/24/17
	07/21/08	4,089		25.520	07/21/18
	07/20/09	1,730	2,661	15.740	07/20/19	3,201	57,202
	07/19/10	4,604	9,208	17.300	07/19/20	5,456	97,499
	07/18/11		12,930	25.750	07/18/21	9,010	161,009
Kenneth L. Goodson	06/27/05	7,796		33.517	06/27/15
	07/24/06	8,361		30.536	07/24/16
	07/19/10					10,608	189,565
	07/18/11					11,834	211,474
Andrew J. Lock	06/27/05	12,473		33.517	06/27/15
	07/24/06	13,378		30.536	07/24/16
	07/24/07	9,937		31.840	07/24/17
	07/21/08	25,829		25.520	07/21/18
	07/20/09	11,232	5,617	15.740	07/20/19	3,378	60,365
	07/19/10	6,077	12,155	17.300	07/19/20	7,203	128,718
	07/19/10					10,000	178,700
	07/18/11		12,598	25.750	07/18/21	8,358	149,357

34 Herman Miller, Inc., and Subsidiaries

Outstanding Equity Awards at Fiscal Year-End (continued)

Name	Grant Date		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Curtis S. Pullen	06/27/05	4,178		33.517	06/27/15
	07/24/06	4,481		30.536	07/24/16
	07/24/07	4,929		31.840	07/24/17
	07/21/08	21,437		25.520	07/21/18
	07/20/09	8,662	4,331	15.740	07/20/19	5,210	93,103
	07/19/10	6,446	12,891	17.300	07/19/20	7,639	136,509
	07/18/11		15,803	25.750	07/18/21	10,795	192,907

(1)
Options granted on 07/18/11, 07/19/10, 07/20/09, 07/21/08, 07/24/07, 07/24/06 and 06/27/05 vest in three equal annual installments beginning on the first anniversary of the grant date. Options granted prior to 06/27/05 or in connection with a reload vest 100 percent on the one year anniversary date of the award.

(2)
Awards issued on 07/24/06 and the 07/19/10 award issued to Mr. Lock for 10,000 cliff vest after five years. Awards issued on 07/18/11, the remaining awards issued on 07/19/10 plus the 07/20/09 and 07/24/07 awards cliff vest after three years. These awards reflect credited dividends.

(3)	Assumes a stock price of $17.87 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2012.

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2012 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian C. Walker	100,072	681,592	8,537	224,684
Gregory J. Bylsma	4,024	17,111	189	4,990
Kenneth L. Goodson			6,557	147,226
Andrew J. Lock			5,691	149,780
Curtis S. Pullen			1,906	50,176

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Value based on the closing market price of the Company's common stock on the vesting date.

2012 Proxy Statement 35

Pension Benefits
The Pension Benefits table below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2012.
The retirement plans are described in the CD&A.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian C. Walker	Herman Miller, Inc. Retirement Income Plan	23	172,811
Gregory J. Bylsma	Herman Miller, Inc. Retirement Income Plan	11	72,529
Kenneth L. Goodson	Herman Miller, Inc. Retirement Income Plan	25	376,454
Andrew J. Lock(1)	Herman Miller Limited Retirement Plan	13	975,609
	Herman Miller, Inc. Retirement Income Plan	10	83,934
Curtis S. Pullen	Herman Miller, Inc. Retirement Income Plan	21	153,680

(1)	Mr. Lock was covered from 1990-2002 and beginning again during fiscal 2011 under the UK Pension Plan and from 2002 through a portion of 2011 under the Retirement Income Plan.

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brian C. Walker	121,045	122,818	(138,245)	(256,895)	1,062,163
Gregory J. Bylsma	24,795	25,963	377		77,280
Kenneth L. Goodson	14,668	15,546	562	(31,277)	52,380
Andrew J. Lock			(10,167)		152,928
Curtis S. Pullen	38,639	36,964	(12,471)		259,339

(1)
Amounts in this column represent the deferral of base salary earned in fiscal 2012. The amounts identified in this column are also reported in the Summary Compensation Table under Salary for fiscal 2012.

(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts reflect increases in value of the employee's account during the year, based upon deemed investment of deferred amounts.
The Company's Nonqualified Deferred Compensation Plan, which was terminated in fiscal 2007, allowed certain employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vested over three years and vesting was dependent upon the executive remaining employed with the Company. Amounts deferred were converted into units having the same value as the Company's stock and were credited with amounts at the same rate as the Company's dividend on its common stock. Units are converted into shares of the Company's common stock at the time of distribution.
The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary deferrals that began in January 2008. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant.

36 Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies both the estimated payments that would be made to each NEO in the event of his termination by the Company without cause, and in the event of his termination under circumstances that would trigger payments under the change in control agreements. The table also provides information regarding the incremental amounts that would have vested and become payable on June 2, 2012, if a change in control occurred on that date or if the NEO's employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, retirement or in connection with a change in control in which a termination occurs are illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.
Assumes termination occurs at end of fiscal 2012 (June 2, 2012)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Brian C. Walker	Cash Severance				1,110,000	4,464,222
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	104,320	104,320	104,320	30,431	104,320
	Performance Shares (at target)
	Unexercisable Options					154,101
	Total	104,320	104,320	104,320	30,431	258,421
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				25,489	50,977
	Outplacement				25,000	25,000
	Tax Gross-Ups(2)
	Total				50,489	75,977
	Total	104,320	104,320	104,320	1,190,920	4,798,620
Gregory J. Bylsma	Cash Severance				525,000	1,155,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	312,881	312,881	238,414	162,344	315,384
	Performance Shares (at target)
	Unexercisable Options					10,917
	Total	312,881	312,881	238,414	162,344	326,301
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				18,104	24,139
	Outplacement				25,000	25,000
	Tax Gross-Ups(2)
	Total				43,104	49,139
	Total	312,881	312,881	238,414	730,448	1,530,440

2012 Proxy Statement 37

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Kenneth L. Goodson	Cash Severance				427,500	940,500
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	400,615	400,615	374,570	179,802	400,615
	Performance Shares (at target)
	Unexercisable Options
	Total	400,615	400,615	374,570	179,802	400,615
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				18,645	24,860
	Outplacement				25,000	25,000
	Tax Gross-Ups(2)
	Total				43,645	49,860
	Total	400,615	400,615	374,570	650,947	1,390,975
Andrew J. Lock	Cash Severance				531,597	1,174,176
	Prorated Annual Incentive
	Equity
	Restricted Stock	178,700	178,700	178,700	66,939	178,700
	Restricted Stock Units	335,431	335,431	259,377	181,422	338,072
	Performance Shares (at target)
	Unexercisable Options					18,891
	Total	514,131	514,131	438,077	248,361	535,663
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				22,671	30,228
	Outplacement				25,000	25,000
	Tax Gross-Ups(2)
	Total				47,671	55,228
	Total	514,131	514,131	438,077	827,629	1,765,067
Curtis S. Pullen	Cash Severance				547,500	1,265,110
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	417,999	417,999	305,315	230,246	422,072
	Performance Shares (at target)
	Unexercisable Options					16,573
	Total	417,999	417,999	305,315	230,246	438,645
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				20,315	27,086
	Outplacement				25,000	25,000
	Tax Gross-Ups(2)
	Total				45,315	52,086
	Total	417,999	417,999	305,315	823,061	1,755,841

(1)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

(2)
Subsequent to fiscal 2011 the Company and the Corporate Officers who were parties to the change in control agreements, amended the agreements to eliminate the provision providing for the gross up of change in control agreement payments in the event the payments became subject to the excise tax related to “golden parachute payments.”

38 Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Potential Payments upon Termination without Change in Control
The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months base salary continuation for the NEOs. In addition the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.
The Executive Long-Term Disability Plan provides a monthly benefit to an executive of 60% of their two year average executive incentive up to a monthly maximum of $10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of June 2, 2012 as long as they are disabled or until age 65.
Potential Payments upon Termination in Connection with Change in Control
In fiscal 2012, each NEO was party to a change in control agreement with the Company. The change in control agreements are all “dual trigger” agreements. This means there both must be a change in control and the employee must incur an actual or constructive termination of employment by us in order to be entitled to a payment.
The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the Company's stock, (2) when a majority of the Board of directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company's assets or a liquidation in which the Company does not maintain certain control thresholds.
An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) has his or her employment with the Company terminated by the Company for reasons other than cause or (2) voluntarily terminates his or her employment if (a) the responsibilities of his or her job are significantly reduced, (b) the base salary or bonus he or she receives is reduced, (c) the benefits he or she receives are reduced by more than 5 percent, (d) the location of his or her job is relocated more than 50 miles from its current location, or (e) the obligations of the change in control agreement is not assumed by any successor company.
If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to three times the amount described below and in the case of all other NEOs the payment is equal to two times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive's base salary plus (b) the greater of the executive's actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.
The Company has no obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.
In order to receive the payments the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.
Accelerated Vesting upon Death, Disability, Retirement or Change in Control
Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so called single trigger payment provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.
Key Executive Deferred Compensation Plan
The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.

2012 Proxy Statement 39

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Long-Term Incentive Plan
Under our 2011 Long-Term Incentive Plan, except as otherwise provided in an award agreement, in the event of a change in control transaction, awards that are not assumed or continued (other than performance-based awards) will be deemed to be immediately vested, or, at the Committee's election, it may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under a change of control transaction in which awards are not assumed, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance-to-date. Conversely, and except as otherwise provided in an award agreement, upon a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards; provided, those outstanding awards will be subject to accelerated vesting if, within a two-year period following the change in control, the participant's employment is terminated without cause or the participant terminates for good reason.
Options granted under the LTI Plan to the extent vested at the date of death, disability or retirement, remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. In all other cases the vested options terminate three months after the termination of employment.
In the case of restricted stock units, if an employee dies or becomes disabled, units granted prior to fiscal 2011 vest ratably up to the date of termination; and units granted in fiscal 2011 or later vest immediately. All vest ratably if the employee is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original three or five year vesting period. If an employee retires, the grant of restricted stock units prior to fiscal 2011 will continue to vest over the original vesting period, provided the employee is available to provide 10 hours per quarter of consulting services and does not work for a competitor. Awards granted in fiscal 2011 or later will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months they will vest in full.
Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3 year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original 3 year vesting period. If an employee retires in the first year the percentage of the performance share target grant subject to vesting will be equal to the number of months the employee remains employed during the year divided by 12. If the employee retires after the first year, 100 percent of the target performance share grant is subject to vesting.
The Executive Incentive Cash Bonus Plan
The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year in order to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year in order to receive a bonus. The employee's bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EVA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

40 Herman Miller, Inc., and Subsidiaries

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2012. The standard compensation of each director is $127,000 (prorated if a director serves for less than a full year). The Audit Committee Chair receives an additional $17,500, the Executive Compensation Committee Chair receives an additional $10,000 and the Nominating and Governance Committee Chair receives an additional $7,500. Non-chair members of the Audit Committee receive an additional $2,500 per year due to the increased workload and number of meetings of the Audit Committee. The Chairman of the Board of Directors receives additional annual compensation of $127,000 and is eligible to participate in the Company's health insurance plan. Brian Walker, the Company's CEO, does not receive any additional compensation for serving on the Board of Directors.
The annual retainer and any chairperson or additional fees (collectively the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our Company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her fee in one of the permissible forms of equity.
Stock Compensation Plan
We have in effect a Stock Compensation Plan, approved and adopted by our shareholders, under which nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.
Deferred Compensation Plan
We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits participants to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. The account is held in a Rabbi Trust. Each account is credited with a number of stock units equal to a number of shares of the investment selected by the director including Company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment.
Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company's business travel insurance policies and under the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director.

2012 Proxy Statement 41

Director Compensation (continued)
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mary Vermeer Andringa	49,500	80,000					129,500
David A. Brandon	62,000	65,000					127,000
Douglas D. French	127,000						127,000
J. Barry Griswell	137,000						137,000
John R. Hoke III	68,500	58,500					127,000
James R. Kackley	144,500						144,500
Lisa A. Kro	64,750	64,750					129,500
Dorothy A. Terrell	134,500						134,500
David O. Ulrich	47,000	80,000					127,000
Michael A. Volkema	254,000						254,000

(1)
The amounts shown in the “Fees Earned or Paid in Cash” column include amounts which may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts which they would otherwise receive as director fees. Amounts deferred are credited with earnings at the same rate as the dividend on the Company's stock. Directors at the time of deferral elect the deferral period. The units together with the earnings on the units are converted to shares of the Company's common stock at the end of the deferral period and are distributed to the director at the end of the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal 2012, ten of the directors who received fees contributed a portion of their fees to the fund.

(2)
Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9, in the Company's consolidated financial statements for the fiscal year ended June 2, 2012, included in our Annual Report on Form 10-K.

As of June 2, 2102, each Director had the following aggregate number of outstanding options :

Name	Aggregate Number of Outstanding Options
Mary Vermeer Andringa	8,903
David A. Brandon
Douglas D. French	30,673
J. Barry Griswell
John R. Hoke III
James R. Kackley	50,090
Lisa A. Kro
Dorothy A. Terrell	25,183
David O. Ulrich	83,415
Michael A. Volkema

42 Herman Miller, Inc., and Subsidiaries

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain the Nonemployee Officer and Director Stock Option Plan, Long-Term Incentive Plan and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of June 2, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	232,457	$22.27	4,853,246(1)
Equity compensation plans not approved by security holders
Total	232,457	$22.27	4,853,246(1)

(1)
The number of shares that remain available for future issuance under our plans is 4,853,246 which includes 459,062 under the Nonemployee Officer and Director Stock Option Plan, 2,985,500 under the Long-Term Incentive Plan, and 1,408,684 under the Employees' Stock Purchase Plan. The 2,985,500 under the Long-Term Incentive Plan is inclusive of 1,185,500 shares remaining available for future issuance for awards other than options.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year.
Certain Relationships and Related Party Transactions
The Board of Directors has adopted a policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering into such a transaction. Management is obligated to provide that committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Committee if the transaction would impact that director's status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Committee to the full Board of Directors.
In order to approve a transaction under the policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is either less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

2012 Proxy Statement 43

Submission of Shareholder Proposals for the 2013 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2013 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than April 30, 2013.
Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2013 annual meeting must be received in writing by our secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 10, 2013 and no later than July 10, 2013. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. As of August 28, 2012, no proposals to be presented at the 2012 Annual Meeting have been received by us.
Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.
Our mailing for the fiscal year ended June 2, 2012, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2012 Annual Meeting of Shareholders and the 2012 Form 10-K (Annual Report) as well as the Proxy Statement both filed with the Securities and Exchange Commission are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board
August 28, 2012

44 Herman Miller, Inc., and Subsidiaries

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